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                                                                    Exhibit 4.46


                           PURCHASE AND SALE AGREEMENT


                          DATED AS OF FEBRUARY 6, 2001



                                     BETWEEN



                              LG&E RECEIVABLES LLC


                                       AND


                       LOUISVILLE GAS AND ELECTRIC COMPANY


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                                TABLE OF CONTENTS
                                                                                                               PAGE
ARTICLE I             AGREEMENT TO PURCHASE AND SELL..............................................................2
         1.1  Agreement To Purchase and Sell......................................................................2
         1.2  Timing of Purchases.................................................................................3
         1.3  Consideration for Purchases.........................................................................3
         1.4  Purchase and Sale Termination Date..................................................................3
         1.5  Intention of the Parties............................................................................3

ARTICLE II            CALCULATION OF PURCHASE PRICE...............................................................3
         2.1  Calculation of Purchase Price.......................................................................3

ARTICLE III           PAYMENT OF PURCHASE PRICE...................................................................4
         3.1 Contribution of Receivables and Initial Purchase Price Payment.......................................4
         3.2  Subsequent Purchase Price Payments..................................................................5
         3.3  Settlement as to Specific Receivables and Dilution..................................................5
         3.4  Reconveyance of Receivables.........................................................................7

ARTICLE IV            CONDITIONS OF PURCHASES.....................................................................7
         4.1  Conditions Precedent to Initial Purchase............................................................7
         4.2  Certification as to Representations and Warranties..................................................9

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR............................................9
         5.1  Organization and Good Standing......................................................................9
         5.2  Due Qualification...................................................................................9
         5.3  Power and Authority; Due Authorization..............................................................9
         5.4  Valid Sale; Binding Obligations.....................................................................9
         5.5  No Violation.......................................................................................10
         5.6  Proceedings........................................................................................10
         5.7  Bulk Sales Acts....................................................................................10
         5.8  Government Approvals...............................................................................10
         5.9  Financial Condition................................................................................10
         5.10  Licenses, Contingent Liabilities, and Labor Controversies.........................................11
         5.11  Margin Regulations................................................................................11
         5.12  Quality of Title..................................................................................11
         5.13 No Proceeds for Registered Securities..............................................................11
         5.14  Accuracy of Information...........................................................................12
         5.15  Offices12
         5.16  Trade Names.......................................................................................12
         5.17  Taxes  12
         5.18  Compliance with Applicable Laws...................................................................12
         5.19  Reliance on Separate Legal Identity...............................................................12


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         5.20  Utility Holding Company...........................................................................12
         5.21  Payments to Originator............................................................................13
         5.22  Investment Company................................................................................13
         5.23  Financial Interests...............................................................................13
         5.24  Obligation of Obligor. ...........................................................................13
         5.25 Lock-Boxes.........................................................................................13
         5.26 Credit and Collection Policy.......................................................................13
         5.27 Transaction Documents..............................................................................14

ARTICLE VI            COVENANTS OF THE ORIGINATOR ...............................................................14
         6.1  Affirmative Covenants..............................................................................14
         6.2  Reporting Requirements.............................................................................15
         6.3  Negative Covenants.................................................................................16
         6.4  Lock-Box Banks.....................................................................................17
         6.5  Accounting for Purchases.  ........................................................................17
         6.6  Transaction Documents.  ...........................................................................17
         6.7  Substantive Consolidation..........................................................................18

ARTICLE VII           ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE RECEIVABLES............................19
         7.1  Rights of the Company..............................................................................19
         7.2  Responsibilities of the Originator.................................................................19
         7.3  Further Action Evidencing Purchases................................................................20
         7.4  Application of Collections.........................................................................21

ARTICLE VIII          PURCHASE AND SALE TERMINATION EVENTS.......................................................21
         8.1  Purchase and Sale Termination Events...............................................................21
         8.2  Remedies...........................................................................................22

ARTICLE IX            INDEMNIFICATION............................................................................22
         9.1  Indemnities by the Originator......................................................................22

ARTICLE X             MISCELLANEOUS..............................................................................25
         10.1  Amendments, etc...................................................................................25
         10.2  Notices, etc......................................................................................25
         10.3  No Waiver; Cumulative Remedies....................................................................25
         10.4  Binding Effect; Assignability.....................................................................26
         10.5  Governing Law.....................................................................................26
         10.6  Costs, Expenses and Taxes.........................................................................26
         10.7  Waiver of Jury Trial..............................................................................26
         10.8  Captions and Cross References; Incorporation by Reference.........................................27
         10.9  Execution in Counterparts.........................................................................27
         10.10  Acknowledgment and Agreement.....................................................................27
         10.11  No Proceedings...................................................................................27


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EXHIBIT A - Form of Purchase Report

EXHIBIT B - Form of Company Note

EXHIBIT C - Form of Originator Assignment Certificate

EXHIBIT D - Office Locations

EXHIBIT E - Trade Names


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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT"), dated as of February 6, 2001, is between LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation ("LGEC"), as the initial Servicer (in such capacity, the "Servicer") and as the originator (in such capacity, the "Originator"), and LG&E RECEIVABLES LLC, a Delaware limited liability company (the "Company").

                                   DEFINITIONS

         Unless otherwise indicated, certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to the Receivables Purchase Agreement of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time, the "Receivables Purchase Agreement") among LGEC, the Company, Market Street Funding Corporation, PNC Bank, National Association, Mellon Bank, N.A and Three Rivers Funding Corporation. All references herein to months are to calendar months unless otherwise expressly indicated.

                                   BACKGROUND


         1. The Company is a special purpose entity, all of the issued and outstanding equity of which is owned by LGEC.

         2. The Originator generates Receivables in the ordinary course of its business.

         3. The Originator, in order to finance its business, wishes to sell Receivables to the Company, and the Company is willing, on the terms and subject to the conditions set forth herein, to purchase Receivables from the Originator.

         4. The Originator and the Company intend this transaction to be a true sale of Receivables by the Originator to the Company providing the Company with the full benefits of ownership of the Receivables and the Originator and the Company do not intend the transactions hereunder to be, or for any purpose to be, characterized as a loan from the Company to the Originator.

         5. The Company intends to sell the Purchased Interest in the Receivables pursuant to the Receivables Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:


                                       1
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                                    ARTICLE I

                         AGREEMENT TO PURCHASE AND SELL

         1.1 AGREEMENT TO PURCHASE AND SELL. On the terms and subject to the conditions set forth in this Agreement (including ARTICLE IV), the Originator agrees to sell to the Company, and the Company agrees to purchase from the Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date, all of the Originator's right, title and interest in and to:

                  (a) each Receivable of the Originator that existed and was owing to the Originator as at the closing of the Originator's business on December 31, 2000 (the "CUT-OFF DATE") other than Receivables contributed pursuant to SECTION 3.1 (the "Contributed Receivables");

                  (b) each Receivable created by the Originator from and including the Cut-off Date to and including the Purchase and Sale Termination Date;

                  (c) all rights to, but not the obligations under, all Related Security;

                  (d) all monies due or to become due with respect to any of the foregoing;

                  (e) all books and records related to any of the foregoing;
          and

                  (f) all collections and other proceeds of any of the foregoing (as defined in the New York UCC) that are or were received by the Originator on or after Cut-off Date, including, without limitation, all funds which either are received by the Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables, or are applied to such amounts owed by the Obligors (including, without limitation, insurance payments that the Originator or Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors or any other parties directly or indirectly liable for payment of such Receivables).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originator set forth in this Agreement and each other Transaction Document. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company's foregoing commitment to purchase Receivables and the proceeds and rights described in


                                       2
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CLAUSES (c) through (f) (collectively, the "RELATED RIGHTS") is herein called the "PURCHASE FACILITY."

         1.2  TIMING OF PURCHASES.

                  (a) CLOSING DATE PURCHASES. The Originator's entire right, title and interest in (i) each Receivable that existed and was owing to the Originator as at the Cut-off Date (other than Contributed Receivables, as defined in SECTION 1.1), (ii) all Receivables created by the Originator from and including the Cut-off Date, to and including the Closing Date, and (iii) all Related Rights in respect of the foregoing automatically shall be sold to the Company on the Closing Date.

                  (b) REGULAR PURCHASES. After the Closing Date, until the Purchase and Sale Termination Date, each Receivable (and the Related Rights in respect thereof) created by the Originator shall be sold to the Company, and each such sale shall be deemed to have occurred (without further action) upon the creation of such Receivable.

         1.3 CONSIDERATION FOR PURCHASES. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originator and to reflect all contributions in accordance with ARTICLE III.

         1.4 PURCHASE AND SALE TERMINATION DATE. The "PURCHASE AND SALE TERMINATION DATE" shall be the earliest to occur of (a) the date of the termination of this Agreement pursuant to SECTION 8.2 and (b) the Payment Date immediately following the day on which the Originator shall have given notice to the Company at or prior to 10:00 a.m. (New York City time) that the Originator desires to terminate this Agreement.

         1.5 INTENTION OF THE PARTIES. It is the express intent of the parties hereto that the transfers of the Receivables and Related Rights by the Originator to the Company, as contemplated by this Agreement be, and be treated as, sales or contributions, as applicable and not as secured loans secured by the Receivables and Related Rights. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, the Originator hereby grants to the Company a first priority security interest in all of the Originator's right, title and interest in and to the Receivables and the Related Rights now existing and hereafter created by the Originator, all monies due or to become due and all amounts received with respect thereto, and all proceeds thereof, to secure all of the Originator's obligations hereunder.


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                                   ARTICLE II

                          CALCULATION OF PURCHASE PRICE

         2.1 CALCULATION OF PURCHASE PRICE. On the Closing Date and two Business Days prior to each Settlement Date, the Servicer shall deliver to the Company and the Originator a report in substantially the form of EXHIBIT A (each such report being herein called a "PURCHASE REPORT") with respect to the matters set forth therein and the Company's purchases of Receivables from the Originator:

         (a) that are to be made on the Closing Date, reflecting Receivables existing as of the Cut-off Date (in the case of the Purchase Report to be delivered on the Closing Date), or

         (b) that were made during the immediately preceding calendar month (in the case of each subsequent Purchase Report).

The "PURCHASE PRICE" (to be paid to the Originator in accordance with the terms of ARTICLE III) for the Receivables and the Related Rights that are purchased hereunder from the Originator shall be determined in accordance with the following formula:

         PP       =        OB X FMVD

         WHERE:

         PP = Purchase Price for each Receivable as calculated on the relevant
              Payment Date.

         OB       =        the Outstanding Balance of such Receivable.

         FMVD     =        Fair Market Value Discount, as measured on
                             such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one DIVIDED by (b) the sum of (i) one, plus
                             (ii) the product of (A) the Prime Rate on such Payment Date plus .25% and (B) a fraction, the numerator of which is the Day's Sales Outstanding (calculated as of the last day of the calendar month next preceding such Payment Date) and the denominator of which is 365.

         "PAYMENT DATE" means (i) the Closing Date and (ii) each Business Day thereafter that the Originator is open for business.

         "PRIME RATE" means the rate described in part (a) of the definition of Market Street Base Rate.


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                                   ARTICLE III

                            PAYMENT OF PURCHASE PRICE

         3.1 CONTRIBUTION OF RECEIVABLES AND INITIAL PURCHASE PRICE PAYMENT. (a) On the Closing Date the Originator shall, and hereby does, contribute to the capital of the Company Receivables and Related Rights with respect thereto consisting of each Receivable of the Originator that existed and was owing to the Originator on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter such that the aggregate Outstanding Balance of all such Contributed Receivables shall be equal to $5,000,000.

         (b) On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to the Originator the Purchase Price for the purchase to be made from the Originator on the Closing Date partially in cash (in an amount to be agreed between the Company and the Originator and set forth in the initial Purchase Report) and partially by issuing a promissory note in the form of EXHIBIT B to the Originator with an initial principal balance equal to the remaining Purchase Price (such promissory note, as it may be amended, supplemented, indorsed or otherwise modified from time to time, together with any promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called the "COMPANY NOTE").

         3.2 SUBSEQUENT PURCHASE PRICE PAYMENTS. On each Payment Date falling after the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to the Originator the Purchase Price for the Receivables generated by the Originator during the immediately preceding month as follows:

                  (a) FIRST, the Purchase Price shall be paid in cash to the extent the Company has cash available therefor; and

                  (b) SECOND, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the Company Note issued to the Originator shall be increased by an amount equal to such remaining Purchase Price.

         Servicer shall make all appropriate record keeping entries with respect to the Company Note or otherwise to reflect the foregoing payments and Servicer's books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on the Company Note at any time. Furthermore, Servicer shall hold the Company Note for the benefit of the Originator. The Originator hereby irrevocably authorizes Servicer to mark the Company Note "CANCELLED" and to return the Company Note to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.


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         3.3  SETTLEMENT AS TO SPECIFIC RECEIVABLES AND DILUTION.

         (a) If on the day of purchase or contribution of any Receivable from the Originator hereunder, any of the representations or warranties set forth in SECTIONS 5.4 AND 5.12 of the Originator is not true with respect to such Receivable, or as a result of any action or inaction of the Originator, on any day any of the representations or warranties set forth in Sections 5.4 and 5.12 is no longer true with respect to such a Receivable, then the Purchase Price with respect to such Receivables (or in the case of a Contributed Receivable, the Outstanding Balance of such Receivable (the "Contributed Value")) shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to the Originator as provided in SUBSECTION (c) below; PROVIDED, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to the Originator.

         (b) If, on any day, the Outstanding Balance of any Receivable (including any Contributed Receivable) purchased or contributed hereunder is reduced or adjusted downward as a result of any defective, rejected or returned goods or services, or any revision, cancellation, allowance, discount or other adjustment (except a setoff in the ordinary course in connection with a Security Deposit or Obligor Payment Plan or pursuant to the terms of an Energy Wholesale Contract or any revision, cancellation, allowance, discount or other adjustment to any Receivable to the extent such Receivable is uncollectible in whole or part on account of the lack of creditworthiness of, or any Insolvency Event related to, the related Obligor) made by the Originator, the Company, the Servicer or any Affiliate thereof or any setoff or dispute between the Originator, the Company, the Servicer or any Affiliate thereof and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of the Originator), then the Purchase Price or Contributed Value, as the case may be, with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to the Originator as provided in SUBSECTION (c) below; PROVIDED, HOWEVER that if the Servicer is not the Originator or an Affiliate of the Company or the Originator, no such reduction and accounting will be required for any reduction or downward adjustment of a Receivable resulting from such Servicer's failure to comply with applicable Legal Requirements.

         (c) Any reduction in the Purchase Price (or Contributed Value) of any Receivable pursuant to SUBSECTION (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from the Originator hereunder; PROVIDED, HOWEVER if there have been no purchases of Receivables from the Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit

                  (i) shall be paid in cash to the Company by the Originator in the manner and for application as described in the following proviso, or


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                  (ii) shall be deemed to be a payment under, and shall be
         deducted from the principal amount outstanding under, the Company Note;

PROVIDED, FURTHER, that at any time (y) when a Termination Event or Unmatured Termination Event exists under the Receivables Purchase Agreement or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by the Originator to the Company by deposit in immediately available funds into the relevant Lock-Box Account for application by Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

         (d) Each Purchase Report (other than the Purchase Report delivered on the Closing Date) shall include, in respect of the Receivables previously generated by the Originator (including Contributed Receivables), a calculation of the aggregate reductions described in SUBSECTION (a) or (b) relating to such Receivables since the last Purchase Report delivered hereunder, as indicated on the books of the Company (or, for such period prior to the Closing Date, the books of the Originator).

         (e) Except as provided in CLAUSE (b, or as otherwise required by applicable Legal Requirements or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.

         3.4 RECONVEYANCE OF RECEIVABLES. In the event that the Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to
SECTION 3.3, the Company shall reconvey such Receivable to the Originator, without representation or warranty, but free and clear of all liens created by the Company.


                                   ARTICLE IV

                             CONDITIONS OF PURCHASES

         4.1 CONDITIONS PRECEDENT TO INITIAL PURCHASE. The initial purchase hereunder is subject to the condition precedent that Servicer (on the Company's behalf) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to Servicer (acting on the Company's behalf):

                  (a) An Originator Assignment Certificate in the form of EXHIBIT C from the Originator, duly completed, executed and delivered by the Originator;

                  (b) A copy of the resolutions of the Board of Directors of the Originator approving the Transaction Documents to be delivered by it and the transactions


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         contemplated hereby and thereby, certified by the respective Secretary or Assistant Secretary of the Originator;

                  (c) Good standing certificates for the Originator issued as of a recent date acceptable to Servicer by the Secretary of State of the jurisdiction of the Originator's incorporation and the jurisdiction where such Originator's chief executive office is located;

                  (d) A certificate of the Secretary or Assistant Secretary of the Originator certifying the names and true signatures of the officers authorized on such Person's behalf to sign the Transaction Documents to be delivered by it (on which certificate Servicer and the Company may conclusively rely until such time as Servicer shall receive from such Person a revised certificate meeting the requirements of this SUBSECTION (d));

                  (e) The certificate or articles of incorporation or other organizational document of the Originator, duly certified by the Secretary of State of the jurisdiction of such Originator's incorporation as of a recent date acceptable to Servicer, together with a copy of the by-laws of the Originator, each duly certified by the Secretary or an Assistant Secretary of the Originator;

                  (f) Originals of the proper financing statements (Form UCC-1) that have been duly executed and name the Originator as the debtor/seller and the Company as the secured party/purchaser (and the Administrator, as assignee of the Company) of the Receivables generated by the Originator as may be necessary or, in Servicer's or the Administrator's opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company's ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest may be assigned to it hereunder;

                  (g) A written search report from a Person satisfactory to Servicer listing all effective financing statements that name the Originator as debtor or seller and that are filed in the jurisdictions in which filings were made pursuant to the foregoing SUBSECTION (f), together with copies of such financing statements (none of which, except for those described in the foregoing SUBSECTION (f), shall cover any Receivable or any Related Rights which are to be sold to the Company hereunder), and tax and judgment lien search reports from a Person satisfactory to Servicer showing no evidence of such liens filed against the Originator;

                  (h) A favorable opinion of Gardner, Carton & Douglas and John R. McCall, counsel to the Originator, in form and substance satisfactory to Servicer and the Administrator;


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                  (i) The Company Note in favor of the Originator, duly
          executed by the Company; and

                  (j) A certificate from an officer of the Originator to the effect that the Servicer and the Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report or other books and records that it generates which are of the type that a proposed purchaser or lender would use to evaluate the Receivables, the following legend (or the substantive equivalent thereof): "THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD BY THE ORIGINATOR TO LG&E RECEIVABLES LLC PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF FEBRUARY 6, 2001, AS AMENDED, BETWEEN LOUISVILLE GAS AND ELECTRIC COMPANY, AND LG&E RECEIVABLES LLC; AND AN UNDIVIDED, FRACTIONAL OWNERSHIP INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN SOLD TO MARKET STREET FUNDING CORPORATION, THREE RIVERS FUNDING CORPORATION AND THE OTHER PURCHASERS PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF FEBRUARY 6, 2001, AS AMENDED, AMONG LOUISVILLE GAS AND ELECTRIC COMPANY, AS THE SERVICER, LG&E RECEIVABLES LLC, MARKET STREET FUNDING CORPORATION, THREE RIVERS FUNDING CORPORATION AND THE OTHER PURCHASERS THEREUNDER AND PNC BANK, NATIONAL ASSOCIATION AS ADMINISTRATOR."

         4.2 CERTIFICATION AS TO REPRESENTATIONS AND WARRANTIES. The Originator, by accepting the Purchase Price related to each purchase of Receivables generated by the Originator, shall be deemed to have certified that the representations and warranties contained in ARTICLE V are true and correct on and as of such day, with the same effect as though made on and as of such day.


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR

         In order to induce the Company to enter into this Agreement and to make purchases and accept contributions hereunder, the Originator hereby makes with respect to itself, the representations and warranties set forth in this ARTICLE V.

         5.1 ORGANIZATION AND GOOD STANDING. The Originator has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Kentucky, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.


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         5.2 DUE QUALIFICATION. The Originator is duly licensed or qualified to do business as a foreign corporation in good standing in the jurisdiction where its chief executive office is located and in all other jurisdictions in which
(a) the ownership or lease of its property or the conduct of its business requires such licensing or qualification and (b) the failure to be so licensed or qualified would have a Material Adverse Effect.

         5.3 POWER AND AUTHORITY; DUE AUTHORIZATION. The Originator has (a) all necessary power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party and (ii) to generate, own, sell, contribute and assign Receivables on the terms and subject to the conditions herein and therein provided; and (b) duly authorized such execution and delivery and such sale, contribution and assignment and the performance of such obligations by all necessary corporate action.

         5.4 VALID SALE; BINDING OBLIGATIONS. Each sale or contribution, as the case may be, made by the Originator pursuant to this Agreement shall constitute a valid sale or contribution, as the case may be, transfer, and assignment of Receivables to the Company, enforceable against creditors of, and purchasers from, the Originator; and this Agreement constitutes, and each other Transaction Document to be signed by the Originator, when duly executed and delivered, will constitute, a legal, valid, and binding obligation of the Originator, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         5.5 NO VIOLATION. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof or thereof, (a) will not contravene or result in a default under or conflict with: (i) the Originator's charter or by-laws or (ii) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound; (b) will not in any material respect contravene or conflict with: (i) any Legal Requirement applicable to it, or (ii) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (c) will not result in or require the creation of any material Adverse Claim (other than those specifically contemplated thereby) upon or with respect to any of its properties.

         5.6 PROCEEDINGS. Except as disclosed in the SEC Reports or as otherwise disclosed to the Administrator and each Purchaser Agent, there is no action, suit, proceeding or investigation pending before any Governmental Authority or arbitrator (a) asserting the invalidity of any Transaction Document, (b) seeking to prevent the issuance of the Originator's Originator Assignment Certificate or the consummation of any of the transactions contemplated by any Transaction Document, or (c) that is reasonably likely to have an effect of the type described in clauses (b) through (e) of the definition of Material Adverse Effect.

         5.7 BULK SALES ACTS. No transaction contemplated hereby requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

         5.8 GOVERNMENT APPROVALS. Except for the filing of the UCC Financing Statements referred to in ARTICLE IV, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Originator of this Agreement or any other Transaction Document to which it is a party that has not been made or obtained.

         5.9  FINANCIAL CONDITION.

                  (a) MATERIAL ADVERSE CHANGE. The balance sheets of the Originator and its consolidated Subsidiaries as at December 31, 1999, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator and each Purchaser Agent, fairly present the financial condition of the Originator and its consolidated Subsidiaries as at such date and the results of the operations of the Originator and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and, since December 31, 1999 there has been no event or circumstances which have had an effect of the type described in clauses (b) through (e) of the definition of Material Adverse Effect (except for those disclosed in the SEC Reports prior to the Closing Date).

                  (b) SOLVENT. On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), the Originator shall be Solvent.

         5.10  LICENSES, CONTINGENT LIABILITIES, AND LABOR CONTROVERSIES.

                  (a) The Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.

                  (b) There are no labor controversies pending against the Originator that have had (or are reasonably likely to have) an effect of the type described in clauses (b) through (e) of the definition of Material Adverse Effect.

         5.11 MARGIN REGULATIONS. No use of any funds acquired by the Originator under this Agreement will conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

         5.12  QUALITY OF TITLE.

                  (a) Each Receivable of the Originator (together with the Related Rights with respect to such Receivable) which is to be sold to the Company hereunder is or shall be owned by the Originator, free and clear of any Adverse Claim, except as provided herein and in the Receivables Purchase Agreement. Whenever the Company makes a purchase or accepts a contribution hereunder, it shall have acquired and shall continue to have maintained a valid and perfected ownership interest (free and clear of any Adverse Claim) in all Receivables generated by the Originator and all Collections related thereto, and in the Originator's entire right, title and interest in and to the Related Rights with respect thereto.

                  (b) No effective financing statement or other instrument similar in effect covering any Receivable generated by the Originator or any Related Rights is on file in any recording office except such as may be filed in favor of the Company or the Originator, as the case may be, in accordance with this Agreement or in favor of the Administrator (for the benefit of the Purchasers) in accordance with the Receivables Purchase Agreement.

                  (c) Unless otherwise identified to the Company on the date of the purchase or contribution hereunder, each Receivable purchased hereunder is on the date of purchase or contribution, an Eligible Receivable.

         5.13 NO PROCEEDS FOR REGISTERED SECURITIES. No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

         5.14 ACCURACY OF INFORMATION. All factual written information heretofore or contemporaneously furnished (and prepared) by the Originator to the Company, the Servicer or the Administrator for purposes of or in connection with any Transaction Document, Information Package or any transaction contemplated hereby or thereby is, and all other such factual written information hereafter furnished (and prepared) by the Originator to the Company or the Administrator pursuant to or in connection with any Transaction Document will be, true and accurate in every material respect on the date as of which such information is dated or certified, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

         5.15 OFFICES. The Originator's principal place of business and chief executive office is located at the address set forth under the Originator's signature hereto, and the offices where the Originator keeps all its books, records and documents evidencing its Receivables, the related Contracts and all other agreements related to the Receivables are located at the addresses specified in EXHIBIT D (or at such other locations, notified to Servicer and the Administrator in accordance with SECTION 6.1(f), in jurisdictions where all action required by SECTION 7.3 has been taken and completed).

         5.16 TRADE NAMES. The Originator does not use any trade name other than its actual corporate name and the trade names set forth in EXHIBIT E. From and after the date that fell five (5) years before the date hereof, except as set forth in Exhibit F, the Originator has not been known by any legal name other than its corporate name as of the date hereof, nor has the Originator been the subject of any merger or other corporate reorganization.

         5.17 TAXES. The Originator has filed all tax returns and reports required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         5.18 COMPLIANCE WITH APPLICABLE LAWS. The Originator is in compliance with the requirements of all applicable Legal Requirements, and orders of all governmental authorities, a breach of any of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect and the Originator is not in violation of any order of any court, arbitrator or Governmental Authority, which could have a Material Adverse Effect.

         5.19 RELIANCE ON SEPARATE LEGAL IDENTITY. The Originator acknowledges that the Purchasers and the Administrator are entering into the Receivables Purchase Agreement in reliance upon the Company's identity as a legal entity separate from the Originator.

         5.20 UTILITY HOLDING COMPANY. LGEC has complied in all material respects with the requirements, rules and regulations of the Public Utility Holding Company Act of 1935, as amended.

         5.21 PAYMENTS TO ORIGINATOR. With respect to each Receivable transferred to the Company hereunder, the Purchase Price received by the Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. ss. ss. 101 et seq.), as amended.

         5.22 INVESTMENT COMPANY. The Originator is not an "investment company," or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.23 FINANCIAL INTERESTS. Neither the Originator nor any of its Affiliates has any direct or indirect ownership or financial interest in any Purchaser.

         5.24 OBLIGATION OF OBLIGOR. Pursuant to each Contract with respect to each Receivable or applicable Legal Requirements, such Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable Legal Requirements or applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         5.25 LOCK-BOXES. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts (if any) at such Lock-Box Banks and the number and location of the LGEC Post-Office Box, are specified in SCHEDULE II to the Receivables Purchase Agreement (or as have been identified in a notice to the Administrator in accordance with the Agreement) and, from and after the 30th day after the Closing Date, all Lock-Box Accounts are or will be subject to (and Travelers will be a party to) Lock-Box Agreements (except as otherwise agreed to in writing by the Administrator). Twenty-one days after the Administrator's written request and at all times thereafter, the LGEC Post-Office Box shall be subject to a Lock-Box Agreement. Originator has not granted to any Person, other than the Administrator and Servicer as contemplated by the Receivables Purchase Agreement, dominion and control of any Lock-Box Account or the LGEC Post-Office Box, and no party other than the Administrator has the right to take dominion and control of any such account or post office box or Collections deposited with Travelers at a future time or upon the occurrence of a future event.

         5.26 CREDIT AND COLLECTION POLICY. The Originator and its Affiliates (other than the Company, as to which the Originator makes no representation) have complied in all material respects with the Credit and Collection Policy and applicable Legal Requirements with regard to each Receivable.

         5.27 TRANSACTION DOCUMENTS. The Originator has complied in all material respects with all of the terms, covenants and agreements contained in this Agreement and the other Transaction Documents to which it is a party.

                                   ARTICLE VI

                           COVENANTS OF THE ORIGINATOR

         6.1 AFFIRMATIVE COVENANTS. From the date hereof until the first day following the Purchase and Sale Termination Date, the Originator will, unless the Administrator and the Company shall otherwise consent in writing:

                  (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable Legal Requirements except where the failure to so comply would not have a Material Adverse Effect.

                  (b) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure to pursue and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

                  (c) AUDIT. From time to time during regular business hours, but no more frequently than annually unless (x) a Purchase and Sale Termination Event has occurred and is continuing or (y) in the opinion of the Company or the Administrator (with the consent or at the direction of the Majority Purchasers) reasonable grounds for insecurity exist with respect to the collectibility of a material portion of the Receivables or with respect to the Originator's performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Company or Administrator, permit the Company or Administrator, or its agents or representatives:
         (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Originator relating to Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Originator for the purpose of examining such materials described in CLAUSE (i) above, and to discuss matters relating to Receivables and the Related Security or the Originator's performance under the Transaction Documents or under the Contracts or applicable Legal Requirements with any of the officers, employees, agents or contractors of the Originator having knowledge of such matters and (iii) without limiting the CLAUSES (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Company and the Administrator to conduct at the Originator's expense, a review of the Originator's books and records with respect to the Receivables.

                  (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and the related Contracts it generates in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of such Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

                  (e) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES, APPLICABLE LEGAL REQUIREMENTS AND CONTRACTS. Timely and fully perform and comply, at its expense, with all material provisions, covenants and other promises required to be observed by it under the Contracts or applicable Legal Requirements and all other agreements related to the Receivables that it generates.

                  (f) LOCATION OF RECORDS. Keep its principal place of business and chief executive office (as such terms or similar terms are used in this applicable UCC), and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in EXHIBIT E or, upon 30 days' prior written notice to the Company and the Administrator, at such other locations in jurisdictions where all action required by SECTION 7.3 shall have been taken and completed.

                  (g) CREDIT AND COLLECTION POLICIES. Comply in all material respects with its Credit and Collection Policy in connection with the Receivables that it generates and all Contracts or applicable Legal Requirements.

                  (h) POST OFFICE BOXES. On or prior to the date hereof, deliver to Servicer (on behalf of the Company) a certificate from an authorized officer of the Originator to the effect that the name of the renter of all post office boxes into which Collections may from time to time be mailed has been changed to the name of the Company (unless such post office boxes are in the name of the relevant Lock-Box Banks).

         6.2 REPORTING REQUIREMENTS. From the date hereof until the first day following the Purchase and Sale Termination Date, the Originator will, unless Servicer (on behalf of the Company) and the Administrator shall otherwise consent in writing, furnish to the Company and the Administrator:

                  (a) PURCHASE AND SALE TERMINATION EVENTS. As soon as possible after knowledge of the occurrence of, and in any event within three Business Days after knowledge of the occurrence of each Purchase and Sale Termination Event or each Unmatured Purchase and Sale Termination Event in respect of the Originator, the statement of the chief financial officer, chief accounting officer, treasurer, secretary or any Vice President of the Originator describing such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the action that the Originator proposes to take with respect thereto, in each case in reasonable detail;

                  (b) UCC FILING INFORMATION. At least thirty days before any change in the Originator's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

                  (c) PROCEEDINGS. Promptly after the Originator obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between the Originator or any of its Affiliates and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect, (B) litigation or proceeding adversely affecting the Originator or any of its Affiliates in which the amount involved is $500,000 or more and not covered by insurance or in which injunctive or similar relief is sought, (C) material litigation or proceeding relating to any Transaction Document or (D) material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations;

                  (d) OTHER. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Originator as the Company, any Purchaser, any Purchaser Agent or the Administrator may from time to time reasonably request in order to protect the interests of the Company, any Purchaser Agent, any Purchaser or the Administrator under or as contemplated by the Transaction Documents.

         6.3 NEGATIVE COVENANTS. From the date hereof until the date following the Purchase and Sale Termination Date, the Originator agrees that, unless Servicer (on behalf of the Company) and the Administrator shall otherwise consent in writing, it shall not:

                  (a) SALES, LIENS, ETC. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

                  (b) EXTENSION OR AMENDMENT OF RECEIVABLES. Except as otherwise required by applicable Legal Requirements or permitted by SECTION 4.2(a) of the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it, or amend, modify or waive, in any material respect, any term or condition of any Contract related thereto or waive any right granted by the applicable Legal Requirements related thereto, or permit the Servicer (so long as the Servicer is an Affiliate of the Originator) to take any of the foregoing actions.

                  (c) CHANGE IN BUSINESS OR CREDIT AND COLLECTION POLICY. Except as required by applicable Legal Requirements, make any change in the character of its business or materially alter its Credit and Collection Policy, which change would have a material adverse effect on the terms and conditions or the collectibility of a material portion of the Receivables, or make any other material change in the Credit and Collection Policy without prior written notice to the Administrator and each Purchaser Agent.

                  (d) RECEIVABLES NOT TO BE EVIDENCED BY PROMISSORY NOTES OR CHATTEL PAPER. Take any action to cause or permit any Receivable generated by it to become evidenced by any "instrument" or "chattel paper" (as defined in the New York UCC).

                  (e) MERGERS, ACQUISITIONS, SALES, ETC. (i) Be a party to any merger or consolidation or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets, or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

         6.4 LOCK-BOX BANKS. Add or terminate any bank or other entity as a Lock-Box Bank or any account as a Lock-Box Account from those listed in EXHIBIT G to the Receivables Purchase Agreement, make any change to the LGEC Post Office Box, make any change in its instructions to Obligors regarding payments to be made to the Company, the Servicer, Travelers or any Lock-Box Account (or related post office box or the LGEC Post Office Box), make any change in its instructions to Travelers regarding the handling of Collections or make any changes in its procedures for processing Collections received in the LGEC Post Office Box, unless the Administrator and the Majority Purchasers shall have consented thereto (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may reasonably request in connection therewith.

         6.5 ACCOUNTING FOR PURCHASES. Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a contribution and as sales of the Receivables and Related Rights by the Originator to the Company.

         6.6 TRANSACTION DOCUMENTS. Without the prior written consent of the Administrator and the Majority Purchasers, amend, modify, supplement, waive, revoke or terminate any Transaction Document to which it is a party or enter into, execute, deliver or otherwise become bound by any agreement, instrument, document or other arrangement that restricts the right of the Originator to: (i) amend, supplement, amend and restate or otherwise modify the provisions of
ARTICLE II of the Receivables Purchase Agreement, EXHIBIT V to the Receivables Purchase Agreement or ARTICLES V, VI and VIII of this Agreement or any ratio, percentage, equation or time frame contained in any definition (other than the definitions of Purchase Limit and Facility Termination Date) contained in
EXHIBIT I to the Receivables Purchase Agreement or (ii) extend or renew, or to waive any right under, this Agreement or any other Transaction Documents, PROVIDED THAT the Originator may enter into, execute, deliver or otherwise become bound by any agreement, instrument, document or other arrangement that requires termination of this Agreement based upon the level of Total Reserves.

         6.7 SUBSTANTIVE CONSOLIDATION. The Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company's identity as a legal entity separate from the Originator and its Affiliates. Therefore, from and after the date hereof, the Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Originator and any other Person, and is not a division of the Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Originator shall take such actions as shall be required in order that:

                  (a) the Originator shall not be involved in the day to day management of the Company;

                  (b) the Originator shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities and have a separate area from the Company for its business;

                  (c) the financial statements and books and records of the Originator shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; PROVIDED, that the Company's assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Company; PROVIDED, HOWEVER, that any such consolidated financial statement shall make clear that the Company's assets are not available to satisfy the obligations of such affiliate;

                  (d) except as permitted by the Receivables Purchase Agreement,
         (i) the Originator shall maintain its assets separately from the assets of the Company, (ii) and the Originator's assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Company;

                  (e) all of the Company's business correspondence and other communications shall be conducted in the Company's own name and on its own stationery;

                  (f) the Originator shall not act as an agent for the Company, other than LGEC in its capacity as the Servicer, and in connection therewith, shall present itself to the public as an agent for the Company and a legal entity separate from the Company;

                  (g) the Originator shall not conduct any of the business of the Company in its own name;

                  (h) the Originator shall not pay any liabilities of the Company out of its own funds or assets;


                  (i) the Originator shall maintain an arm's-length relationship with the Company;

                  (j) the Originator shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;

                  (k) the Originator shall not acquire obligations of the Company, other than the Company Note;

                  (l) the Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;

                  (m) the Originator shall identify and hold itself out as a separate and distinct entity from the Company;

                  (n) the Originator shall correct any known misunderstanding regarding its separate identity from the Company;

                  (o) the Originator shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party; and

                  (p) the Originator shall not pay the salaries of the Company's employees, if any.


                                   ARTICLE VII

                      ADDITIONAL RIGHTS AND OBLIGATIONS IN
                           RESPECT OF THE RECEIVABLES

         7.1 RIGHTS OF THE COMPANY. The Originator hereby authorizes the Company, Servicer, the Administrator or their respective designees to take any and all steps permitted by applicable Legal Requirements in the Originator's name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables, including, without limitation, indorsing the name of the Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts (or exercising any rights under the applicable Legal Requirements) that concern payment and/or enforcement of rights to payment.

         7.2 RESPONSIBILITIES OF THE ORIGINATOR. Anything herein to the contrary notwithstanding:

                  (a) COLLECTION PROCEDURES. The Originator agrees: (i) to instruct all Obligors to make payments of all Receivables to one of the following: (A) one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), (B) the LGEC

         Post Office Box and (C) Travelers payment centers (and shall instruct the Travelers to cause all items and amounts relating to such Receivables received in such payment centers to be removed and deposited into a Lock-Box Account within three days of Traveler's receipt of such items and amounts); and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or the Company into Lock-Box Accounts not later than one Business Day after receipt thereof and agrees that all such Collections shall be deemed to be received in trust for the Company and shall be set aside and segregated until such transfer. Except as otherwise agreed to in writing by the Administrator and the Majority Purchasers, thirty (30) days after the Closing Date each Lock-Box Account shall at all times be subject to, and Travelers shall at all times be a party to, a Lock-Box Agreement. Twenty-one (21) days after the Administrator's written request and at all times thereafter, the LGEC Post Office Box shall be subject to a Lock-Box Agreement. The Originator will not (and will not permit the Servicer or the Company to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the LGEC Post Office Box cash or cash proceeds other than Collections.

                  (b) The Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve the Originator from such obligations.

                  (c) Except for compliance with Legal Requirements in respect thereto, none of the Company, Servicer or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts or applicable Legal Requirements related thereto or any other related agreements, nor shall the Company, Servicer, any Purchaser or the Administrator be obligated to perform any of the obligations of the Originator thereunder.

                  (d) The Originator hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Originator all steps necessary or advisable to indorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Company (whether or not from the Originator) in connection with any Receivable.

         7.3 FURTHER ACTION EVIDENCING PURCHASES. The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Servicer, the Company or the Administrator may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of Servicer, the Originator will:

                  (a) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

                  (b) mark the master data processing records and other books and records that evidence or list (i) such Receivables and (ii) related Contracts with the legend set forth in SECTION 4.1(J).

The Originator hereby authorizes the Company or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights now existing or hereafter generated by the Originator. If the Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Company or its designee incurred in connection therewith shall be payable by Originator as provided in SECTION 9.1.

         7.4 APPLICATION OF COLLECTIONS. Any payment by an Obligor in respect of any indebtedness owed by it to the Originator shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Company or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.


                                  ARTICLE VIII

                      PURCHASE AND SALE TERMINATION EVENTS

         8.1 PURCHASE AND SALE TERMINATION EVENTS. Each of the following events or occurrences described in this SECTION 8.1 shall constitute a "PURCHASE AND SALE TERMINATION EVENT":

                  (a) A Termination Event (as defined in the Receivables Purchase Agreement) shall have occurred and, in the case of a Termination Event (other than one described in paragraph (f) of Exhibit V of the Receivables Purchase Agreement), the Administrator shall have declared the Facility Termination Date to have occurred; or

                  (b) The Originator shall fail to make any payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for two (2) Business Days; or

                  (c) Any representation or warranty made or deemed to be made by the Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents or any other information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made or deemed made and shall remain incorrect or untrue for seven (7) Business Days after notice to the Originator of such inaccuracy; or

                  (d) The Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for seven (7) Business Days after written notice thereof shall have been given by Servicer to the Originator.

         8.2  REMEDIES.

                  (a) OPTIONAL TERMINATION. Upon the occurrence of a Purchase and Sale Termination Event, the Company (and not Servicer) shall have the option by notice to the Originator (with a copy to the Administrator) to declare the Purchase and Sale Termination Date to have occurred.

                  (b) REMEDIES CUMULATIVE. Upon any termination of the Purchase Facility pursuant to this SECTION 8.2 (a), the Company shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of the Purchase and Sale Termination Date shall not deny the Company any remedy in addition to termination of the Purchase Facility to which the Company may be otherwise appropriately entitled, whether at law or equity.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 INDEMNITIES BY THE ORIGINATOR. Without limiting any other rights which the Company may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a "PURCHASE AND SALE INDEMNIFIED PARTY"), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively called "PURCHASE AND SALE INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or as a result of the failure of the Originator to perform its obligations under this Agreement, any other Transaction Document or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom, EXCLUDING, HOWEVER, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party, (ii) any indemnification which has the effect of recourse with respect to any Receivable to the extent that such Receivable is uncollectible in whole or part on account of the lack of credit worthiness or any Insolvency Proceeding of the related Obligor and (iii) any tax based upon or measured by net income or gross receipts (except a tax imposed by the jurisdiction under the laws of which such Purchase and Sale Indemnified Party is organized or otherwise is considered doing business (unless such Purchase and Sale Indemnified Party would not be considered doing business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with, this Agreement or any other Transaction Document) or any political subdivision thereof). Without limiting the foregoing, the Originator indemnifies each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

                  (a) the transfer by the Originator of an interest in any Receivable to any Person other than the Company;

                  (b) the breach of any representation or warranty made by the Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Originator pursuant hereto or thereto which shall have been false or incorrect when made or deemed made;

                  (c) the failure by the Originator to comply with any applicable Legal Requirement with respect to any Receivable generated by the Originator or the related Contract or applicable Legal Requirement under which any Receivable arises, or the nonconformity of any Receivable or the related Contract with any such applicable Legal Requirement;

                  (d) the failure to vest and maintain vested in the Company an ownership interest in the Receivables generated by the Originator free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of the Company, whether existing at the time of the purchase or contribution of such Receivables or at any time thereafter;

                  (e) the failure, to the extent resulting from an action or inaction of Originator or any Affiliate thereof, to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by the Originator, whether at the time of any purchase or contribution or at any subsequent time;

                  (f) any dispute, claim, offset or defense (other than any reduction, revision or discharge in any Insolvency Proceeding relating to the Obligor) of the Obligor to the payment of any Receivable or purported Receivable generated by the Originator (including, without limitation, a defense not connected to an Insolvency Event based on such Receivable's, the related Contract's or applicable

         Legal Requirements not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to any such Receivable or the furnishing of or failure to furnish such goods or services or relating to any collection activity with respect to such Receivable by the Originator or any Affiliate thereof;

                  (g) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that give rise to a Receivable;

                  (h) any tax or governmental fee or charge (other than any tax excluded pursuant to CLAUSE (iii) in the exclusion in the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables or any Related Security connected with any such Receivables;

                  (i) any failure of the Originator or any Affiliate of the Originator to perform its duties or obligations in accordance with the provisions hereof or under the Contracts or applicable Legal Requirements; and

                  (j) any obligation or liability of any Purchase and Sale Indemnified Party to any Obligor or any other third Person with respect to any Receivables, Contracts or applicable Legal Requirements related thereto, other than any obligation or liability resulting from the Servicer (if the Servicer is not the Originator or an Affiliate of the Originator) failing to comply with applicable Legal Requirements, or any obligation of any Purchase and Sale Indemnified Party to perform any of the obligations of the Originator with respect to any Receivables, Contracts or applicable Legal Requirements related thereto.

         If for any reason the indemnification provided above in this SECTION
9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless to the extent contemplated hereby, then the Originator shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1  AMENDMENTS, ETC.

                  (a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company, Servicer, the Administrator, the Majority Purchasers and the Originator (with respect to an amendment) or by the Company, the Administrator and the Majority Purchasers (with respect to a waiver or consent by them).

                  (b) No failure or delay on the part of the Company, Servicer, the Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, Servicer or the Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                  (c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

         10.2 NOTICES, ETC. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage-prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered, when received,
(ii) if sent by certified mail three (3) Business Days after having been deposited in the mail, postage prepaid, and (iii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

         10.3 NO WAIVER; CUMULATIVE REMEDIES. Without limiting the foregoing, the Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off against any obligations of the Originator to the

Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to SECTION 9.1) that are then due and payable or that are not then due and payable but are accruing in respect of the then current Yield Period, any and all indebtedness at any time owing by the Company to or for the credit or the account of the Originator.

         10.4 BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the Company, Servicer and the Originator and their respective successors and permitted assigns. The Originator may not assign any of its rights hereunder or any interest herein without the prior written consent of the Company and the Administrator, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to ARTICLE V and the indemnification and payment provisions of ARTICLE IX and SECTION 10.6 shall be continuing and shall survive any termination of this Agreement.

         10.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         10.6 COSTS, EXPENSES AND TAXES. In addition to the obligations of the Originator under ARTICLE IX, the Originator agrees to pay on demand:

                  (a) all reasonable costs and expenses in connection with the enforcement against the Originator or any Affiliate of the Originator of this Agreement, the Originator Assignment Certificate and the other Transaction Documents; and

                  (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         10.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND

AGREES THAT (a) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

         10.8 CAPTIONS AND CROSS REFERENCES; INCORPORATION BY REFERENCE. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. APPENDIX A and the Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

         10.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

         10.10 ACKNOWLEDGMENT AND AGREEMENT. By execution below, the Originator expressly acknowledges and agrees that all of the Company's rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company pursuant to the Receivables Purchase Agreement, and the Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Administrator, each Purchaser Agent and each Purchaser are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which the Originator is a party.

         10.11 NO PROCEEDINGS. Each of the Company, the Servicer and the Originator, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provision of this SECTION 10.12 shall survive any termination of this Agreement.

                               [SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                               LG&E RECEIVABLES LLC


                               By:________________________________
                               Name:
                               Title:

                               Address:
                               LG&E Receivables LLC
                               220 West Main St.
                               Louisville, Kentucky 40202

                               Attention: Treasurer
                               Telephone No.: (502) 627-4956
                               Facsimile No.: (502) 627-4742

                               LOUISVILLE GAS AND ELECTRIC COMPANY,
                               as Initial Servicer and as the Originator


                               By:_______________________________
                               Name:
                               Title:

                               Address:
                               Louisville Gas and Electric Company
                               220 West Main St.
                               Louisville, Kentucky 40202

                               Attention: Treasurer
                               Telephone No.: (502) 627-4956
                               Facsimile No.: (502) 627-4742

                                    EXHIBIT A

                             FORM OF PURCHASE REPORT



ORIGINATOR:       Louisville Gas and Electric Company

PURCHASER:        LG&E Receivables LLC

DATE:             ________________


XI.      OUTSTANDING BALANCE OF RECEIVABLES PURCHASED: __________________


XII.     FAIR MARKET VALUE DISCOUNT:


1/(1 + ((Prime Rate + .25%) X DAYS' SALES OUTSTANDING ))
                              -----------------------
                                       365

   Prime Rate =                             __________________

   Days' Sales Outstanding =                __________________




XIII.    PURCHASE PRICE  (I X II)  =        $_______________

                                    EXHIBIT B
                              FORM OF COMPANY NOTE

                                                              New York, New York
                                                                       [ ], 2001


         FOR VALUE RECEIVED, the undersigned, LG&E Receivables LLC (the "Company"), a Delaware limited liability company, promises to pay to Louisville Gas and Electric Company, a Kentucky corporation ("LGEC"), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from LGEC pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of Servicer.

         1. PURCHASE AND SALE AGREEMENT. This Company Note is the Company Note described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement of even date herewith (as the same may be amended, supplemented, amended and restated or otherwise modified in accordance with its terms, the "PURCHASE AND SALE AGREEMENT"), between the Company and LGEC. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and LGEC.

         2. DEFINITIONS. Capitalized terms used (but not defined) herein have the meanings assigned thereto in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

                  "BANKRUPTCY PROCEEDINGS" has the meaning set forth in CLAUSE
         (b) of PARAGRAPH 9 hereof.

                  "FINAL MATURITY DATE" means the Payment Date immediately following the date that falls one hundred twenty one (121) days after the Purchase and Sale Termination Date.

                  "INTEREST PERIOD" means the period from and including a Settlement Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Settlement Date.

                  "SENIOR INTERESTS" means, collectively, (i) all accrued Discount, (ii) all fees payable by the Company to the Senior Interest Holders pursuant to the Receivables Purchase Agreement, (iii) all amounts payable pursuant to SECTION 1.7 and 1.8 of the Receivables Purchase Agreement, (iv) the Aggregate Investment and (v) all other obligations owed by the Company to the Senior

         Interest Holders under the Receivables Purchase Agreement and other Transaction Documents that are due and payable, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

                  "SENIOR INTEREST HOLDERS" means, collectively, the Purchaser, the Administrator and the Indemnified Parties.

                  "SUBORDINATION PROVISIONS" means, collectively, CLAUSES (a) through (l) of PARAGRAPH 9 hereof.

                  "TELERATE SCREEN RATE" means, for any Interest Period, the rate for thirty day commercial paper denominated in dollars which appears on Page 1250 of the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying dollar commercial paper rates) at approximately 9:00 a.m., New York City time, on the first day of such Interest Period.

     3. INTEREST. Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note as follows:

                  (a) Prior to the Final Maturity Date, the aggregate unpaid Purchase Price from time to time outstanding during any Interest Period shall bear interest at a rate PER ANNUM equal to the Telerate Screen Rate for such Interest Period, as determined by Servicer; and

                  (b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire aggregate unpaid Purchase Price payable to LGEC is fully paid, such aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate PER ANNUM equal to the "Prime Rate" as published in the "Money Rates" section of the Wall Street Journal or such other publication as determined by the Administrator in its sole discretion.

     4. INTEREST PAYMENT DATES. Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Settlement Date at the time of such principal payment.

     5. BASIS OF COMPUTATION. Interest accrued hereunder that is computed by reference to the Telerate Screen Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in PARAGRAPH 3(B) of this Company Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

     6. PRINCIPAL PAYMENT DATES. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:
                  (a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to SECTION 3.3 of the Purchase and Sale Agreement; and

                  (b) The entire remaining unpaid Purchase Price of all Receivables purchased by the Company from LGEC pursuant to the Purchase and Sale Agreement shall be due and payable on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid on any Business Day without premium or penalty.

     7. PAYMENT MECHANICS. All payments of principal and interest hereunder are to be made in lawful money of the United States of America.

     8. ENFORCEMENT EXPENSES. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by LGEC in seeking to collect any amounts payable hereunder which are not paid when due.

     9. SUBORDINATION PROVISIONS. Company covenants and agrees, and LGEC and any other holder of this Company Note (collectively, LGEC and any such other holder are called the "HOLDER"), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this PARAGRAPH 9:

                  (a) No payment or other distribution of the Company's assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under PARAGRAPH 1(m) of EXHIBIT IV of the Receivables Purchase Agreement or
         (ii) made pursuant to CLAUSE (a) or (b) of PARAGRAPH 6 of this Company Note;

                  (b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called "BANKRUPTCY PROCEEDINGS"), the Senior Interests shall first be paid and performed in full and in cash before LGEC shall be entitled to receive and to retain any payment or distribution in respect of this Company Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Company Note to which Holder would be entitled except for this CLAUSE (B) shall be made directly to the Administrator (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder hereby irrevocably agrees that the Purchaser (or the Administrator acting on the Purchaser's behalf), may in the name of Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

                  (c) In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith. Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrator in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrator (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between LGEC and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in SECTION 1.4(d)(ii) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

                  (d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under PARAGRAPH 1(M) of
         EXHIBIT IV of the Receivables Purchase Agreement;

                  (e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and Holder, the Company's obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

                  (f) Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Company Note or any rights in respect hereof or (ii) convert this Company Note into an equity interest in the Company, unless Holder shall have received the prior written consent of the Administrator and the Purchaser in each case;

                  (g) Holder shall not, without the advance written consent of the Administrator and the Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

                  (h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

                  (i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests;

         (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

                  (j) Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

                  (k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

                  (l) These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

     10. GENERAL. No failure or delay on the part of LGEC in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

     11. MAXIMUM INTEREST. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the "HIGHEST LAWFUL RATE"). If the effective rate of interest which would otherwise by payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise by payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by LGEC under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to LGEC (such Highest Lawful Rate being herein called the "LGEC'S MAXIMUM PERMISSIBLE RATE") shall be made, to the extent permitted by usury laws applicable to LGEC (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by LGEC in connection herewith. If at any time and from time to time (i) the amount of interest payable to LGEC on any date shall be computed at LGEC's Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to LGEC would be less than the amount of interest payable to LGEC computed at LGEC's Maximum Permissible Rate, then the amount of interest payable to LGEC in respect of such subsequent interest computation period shall continue to be computed at LGEC's Maximum Permissible Rate until the total amount of interest payable to LGEC shall equal the total amount of interest which would have been payable to LGEC if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

     12. NO NEGOTIATION. This Company Note is not negotiable.

     13. GOVERNING LAW. THIS COMPANY NOTE HAS BEEN DELIVERED IN NEW YORK,
NEW YORK, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     14. CAPTIONS. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.


LG&E RECEIVABLES  LLC

By:___________________________

                                    EXHIBIT C

                    FORM OF ORIGINATOR ASSIGNMENT CERTIFICATE

     Reference is made to the Purchase and Sale Agreement of even date herewith (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the "PURCHASE AND SALE AGREEMENT") between the undersigned, Louisville Gas and Electric Company ("LGEC"), and LG&E Receivables LLC (the "COMPANY"). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Purchase and Sale Agreement or in
EXHIBIT I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement), as applicable.

     The undersigned hereby sells, assigns and transfers unto the Company and its successors and assigns all right, title and interest of the undersigned in and to:

                  (n) each Receivable of the undersigned that existed and was owing to the undersigned as of the Cut-off Date other than Receivables contributed pursuant to
                           SECTION 3.1 of the Purchase and Sale Agreement;

                  (b) each Receivable created by the undersigned from and including the Cut-off Date to and including the Purchase and Sale Termination Date;

                  (c) all rights to, but not the obligations under, all Related Security;

                  (d) all monies due or to become due with respect to any of the foregoing;

                  (e) all books and records related to any of the foregoing; and

                  (f) all collections and other proceeds of any of the foregoing (as defined in the applicable UCC) that are or were received by the undersigned on or after the Cut-off Date, including, without limitation, all funds which either are received by the undersigned, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables, or are applied to such amounts owed by the Obligors (including, without limitation, insurance payments that the undersigned or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors or any other parties directly or indirectly liable for payment of such Receivables).

     This Originator Assignment Certificate is made without recourse but on the terms and subject to the conditions set forth in the Transaction Documents to which the undersigned is a party. The undersigned acknowledges and agrees that the Company and its successors and assigns are accepting this Originator Assignment Certificate in reliance on the representations, warranties and covenants of the undersigned contained in the Transaction Documents to which the undersigned is a party.

     THIS ORIGINATOR ASSIGNMENT CERTIFICATE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE PURCHASE AND SALE AGREEMENT AND THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned has caused this Originator Assignment Certificate to be duly executed and delivered by its duly authorized officer this ___ day of , 2001.


LOUISVILLE GAS AND ELECTRIC COMPANY


By:__________________________________
Name:________________________________
Title:_______________________________

                                    EXHIBIT D

                                OFFICE LOCATIONS

220 West Main Street
Louisville, KY 40202

                                    EXHIBIT E

                                   TRADE NAMES

None